Exhibit 99.3

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

LUMERA CORPORATION

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 To the Board of Directors and Shareholders of Lumera Corporation

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Lumera Corporation and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index   presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our audits (which was an integrated audit in 2007). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Prior to July 28, 2004, Lumera Corporation was a subsidiary of Microvision, Inc. As discussed in Note 3 to the consolidated financial statements, Lumera Corporation had transactions and relationships with that entity for each of the two years ended December 31, 2006.

As discussed in Note 1 to the consolidated financial statements, Lumera Corporation changed the manner in which it accounts for share-based compensation in 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/PricewaterhouseCoopers LLP

Seattle, Washington
March 14, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 13, as to which is dated September 5, 2008.

LUMERA CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,132,000	$10,521,000
Investment securities, available for sale	7,494,000	15,788,000
Accounts receivable	57,000	380,000
Costs and estimated earnings in excess of billings on uncompleted contracts	101,000	338,000
Other current assets	350,000	600,000
Total current assets	15,134,000	27,627,000

Property and equipment, net	2,319,000	2,532,000
Assets held for sale	314,000	227,000
Restricted investments	700,000	700,000
Other assets	46,000	46,000

TOTAL ASSETS	$18,513,000	$31,132,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITES
Accounts payable	$923,000	$688,000
Deferred rent, current portion	105,000	89,000
Accrued liabilities	1,055,000	681,000
Current liabilities of disposal group held for sale	879,000	374,000
Total current liabilities	2,962,000	1,832,000

Deferred rent, net of current portion	303,000	407,000

TOTAL LIABILITIES	$3,265,000	$2,239,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Common stock, $0.001 par value, 120,000,000 shares authorized; 20,055,852 shares issued and outstanding at December 31, 2007, and 20,055,352 shares issued and outstanding at December 31, 2006	20,000	20,000
Additional Paid-in Capital	91,998,000	89,690,000
Accumulated other comprehensive income	4,000	1,000
Accumulated deficit	(76,774,000)	(60,818,000)
Total shareholders' equity	15,248,000	28,893,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$18,513,000	$31,132,000

The accompanying notes are an integral part of these consolidated financial statements.

LUMERA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2007	2006	2005

Revenue	$2,774,000	$3,237,000	$1,500,000
Cost of revenue	1,506,000	1,805,000	913,000
GROSS PROFIT	1,268,000	1,432,000	587,000

Research and development expense	3,366,000	3,543,000	4,373,000
Marketing, general and administrative expense	9,242,000	6,465,000	4,732,000

Total operating expenses	12,608,000	10,008,000	9,105,000

Loss from operations	(11,340,000)	(8,576,000)	(8,518,000)

Interest income	1,094,000	841,000	655,000

Loss from continuing operations	(10,246,000)	(7,735,000)	(7,863,000)
Loss from discontinued operations	(5,710,000)	(4,383,000)	(2,590,000)

NET LOSS	$(15,956,000)	$(12,118,000)	$(10,453,000)

NET LOSS PER SHARE - BASIC AND DILUTED
Continuing Operations	$(0.51)	$(0.45)	$(0.47)
Discontinued Operations	$(0.29)	$(0.25)	$(0.16)
Total	$(0.80)	$(0.70)	$(0.63)

WEIGHTED-AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	20,055,410	17,256,070	16,607,653

The accompanying notes are an integral part of these consolidated financial statements.

LUMERA CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock		Paid-in Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders' Equity (Deficit)
Balance at December 31, 2004	16,546,430	$16,000	$70,435,000	$(666,000)	$(145,000)	$(38,247,000)	$31,393,000

Issuance of options for services	-	-	236,000	-	-	-	236,000
Reversal of deferred compensation expense for cancelled options	-	-	(37,000)	37,000	-	-	-
Exercises of stock options	201,686	1,000	436,000	-	-	-	437,000
Amortization of deferred compensation	-	-	-	414,000	-	-	414,000
Unrealized gain in investment securities	-	-	-	-	127,000	-	127,000
Net Loss	-	-	-	-	-	(10,453,000)	(10,453,000)
Balance at December 31, 2005	16,748,116	17,000	71,070,000	(215,000)	(18,000)	(48,700,000)	22,154,000

Reclassification resulting from the adoption of FAS 123R	-	-	(215,000)	215,000	-	-	-

Issuance of Common Stock, net of offering costs of $1,259,000	2,825,000	3,000	15,691,000	-	-	-	15,694,000
Exercise of stock options	482,236	-	1,285,000	-	-	-	1,285,000
Amortization of stock-based compensation	-	-	1,859,000	-	-	-	1,859,000
Unrealized gain in investment securities	-	-	-	-	19,000	-	19,000
Net Loss	-	-	-	-	-	(12,118,000)	(12,118,000)
Balance at December 31, 2006	20,055,352	20,000	89,690,000	-	1,000	(60,818,000)	28,893,000

Exercise of stock options	500	-	1,000	-	-	-	1,000
Amortization of stock-based compensation	-	-	2,307,000	-	-	-	2,307,000
Unrealized gain in investment securities	-	-	-	-	3,000	-	3,000
Net Loss	-	-	-	-	-	(15,956,000)	(15,956,000)
Balance at December 31, 2007	20,055,852	$20,000	$91,998,000	$-	$4,000	$(76,774,000)	$15,248,000

The accompanying notes are an integral part of these consolidated financial statements.

LUMERA CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year ended December 31,
	2007	2006	2005

Net loss	$(15,956,000)	$(12,118,000)	$(10,453,000)
Other comprehensive income -
Unrealized gain on investment securities, available-for-sale:
Unrealized holding gains arising during period	3,000	19,000	127,000
Net unrealized gain	3,000	19,000	127,000
Comprehensive loss	$(15,953,000)	$(12,099,000)	$(10,326,000)

The accompanying notes are an integral part of these consolidated financial statements.

LUMERA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2007	2006	2005

Cash flows from operating activities
Net loss	$(15,956,000)	$(12,118,000)	$(10,453,000)
Adjustments to reconcile net loss to net cash used in operations
Depreciation	898,000	875,000	1,297,000
Noncash expenses related to issuance of stock, options and amortization of deferred compensation	2,307,000	1,776,000	469,000
Amortization on investments	(374,000)	(182,000)	254,000
Non-cash deferred rent, net	(88,000)	343,000	-
Change in
Accounts receivable	323,000	(380,000)	32,000
Costs and estimated earnings in excess of billings on uncompleted contracts	237,000	(261,000)	(74,000)
Other current assets	250,000	104,000	72,000
Other assets	-	-	(46,000)
Accounts payable (including current liabilities of disposal group held for sale)	527,000	357,000	77,000
Accrued liabilities (including current liabilities of disposal group held for sale)	587,000	(81,000)	264,000
Research liability	-	-	(101,000)
Net cash used in operating activities	(11,289,000)	(9,567,000)	(8,209,000)

Cash flows from investing activities
Purchases of investment securities	(27,629,000)	(23,518,000)	(16,122,000)
Maturities of investment securities	36,300,000	24,800,000	25,800,000
Purchase of long term restricted investment	-	(700,000)	-
Purchases of property and equipment	(772,000)	(2,358,000)	(526,000)
Net cash provided by (used in) investing activities	7,899,000	(1,776,000)	9,152,000

Cash flows from financing activities:
Net proceeds from issuance of common stock	-	15,694,000	-
Net proceeds from the exercise of stock options	1,000	1,285,000	437,000
Net cash provided by financing activities	1,000	16,979,000	437,000

Net (decrease) increase in cash and cash equivalents	(3,389,000)	5,636,000	1,380,000
Cash and cash equivalents at beginning of period	10,521,000	4,885,000	3,505,000

Cash and cash equivalents at end of period	$7,132,000	$10,521,000	$4,885,000

Accrued liability for non-cash stock compensation	$-	$-	$84,000

The accompanying notes are an integral part of these consolidated financial statements.

LUMERA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Lumera Corporation (the “Company” or “Lumera”) was incorporated in Washington State in early 2000 and reincorporated in Delaware in 2004, and was established to develop, manufacture and market devices using proprietary polymer materials. Until December 31, 2003, we were considered to be in the development stage. In early 2004, we commercialized devices for potential wireless networking and optical networking applications and had largely completed financial planning, establishing sources of supply, acquiring plant and equipment and recruiting personnel; therefore, we were considered to have exited the development stage in 2004. We were a majority owned subsidiary of Microvision, Inc. (“Microvision”) until our Initial Public Offering, completed July 28, 2004 (see Note 3).

The accompanying consolidated financial statements are presented on an accrual basis in conformity with accounting principles generally accepted in the United States of America.

Our business does not presently generate the cash needed to finance our current and anticipated operations. We expect that cash and investments held for sale, along with revenues from our existing contractual relationships, will be sufficient to fund our operations into the second quarter of 2009. We may seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborations. We may also pursue other commercialization strategies, including opportunistic acquisitions, restructurings or dispositions for one or both of our business units which may require different financing arrangements. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing stockholders may be reduced, and these securities may have rights superior to those of our common stock.

Through the first quarter of 2008, we managed our business in two reportable segments: Electro-optics and Bioscience. In March 2008, the Company elected to exit its Bioscience business called Plexera Bioscience LLC (“Plexera”), ceasing further investment in Plexera. In May 2008, the Company determined that it would sell its interests in Plexera or otherwise dispose of Plexera’s assets and intellectual property. Based on the commitment to halt the business and approval to sell the business without any continuing involvement in the business after the sale, the Company determined the accounting requirements of Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”) Accounting for the Impairment or Disposal of Long-Lived Assets for classifying the Plexera assets as held for sale and reporting their results of operations as discontinued operations had been met (See Note 13 – Reclassifications (Discontinued Operations)). Therefore, the consolidated statements of operations for years ended December 31, 2007, 2006 and 2005 have been restated and the net results of operations have been reclassified from continuing operations to discontinued operations. The assets and liabilities of Plexera have been segregated in the accompanying consolidated balance sheet and classified as assets held for sale and current liabilities of disposal group held for sale. There is no effect on the Company’s previously reported net income, financial condition of cash flows.

Principles of Consolidation -  The consolidated financial statements include the accounts of Lumera and its wholly-owned subsidiary, Plexera. The consolidated financial statements have been restated to reflect the results of Plexera as discontinued operations. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We also evaluate the requirement for allowances for uncollectible receivables, and the valuation allowances for deferred income tax assets.

Cash and Cash Equivalents – We consider all highly liquid investment securities with remaining maturities, at the date of purchase, of three months or less to be cash equivalents. Cash held at financial institutions are in excess of the limit of the Federal Deposit Insurance Corporation (“FDIC”).

Investment Securities - Available for Sale - We have classified the entire investment portfolio as available for sale. Available for sale securities are stated at fair value based on the specific identification method. Management determines the appropriate classification of investment securities at the time of purchase and evaluates such designation as of each balance sheet date. We estimate the fair value of our investment securities using readily available market information. Unrealized gains and losses are included in shareholders’ equity as a component of other comprehensive income (loss), unless the loss is deemed to be other-than-temporary, in which case it is recognized immediately as an expense. Realized gains and losses are included in interest income or expense. Dividend and interest income are recognized when earned. The investment securities portfolio is limited to U.S. government and U.S. government agency debt securities and other liquid high-grade securities generally with maturities of one year or less.

Concentration of Credit Risk – Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents and investments. We have a cash investment policy that generally restricts investments to ensure preservation of principal and maintenance of liquidity. We typically do not require collateral from our customers. We make a provision for doubtful accounts when required. To date, we have not experienced any bad debts.

Revenue Recognition – Revenue has primarily been generated from research and development cost reimbursement contracts for the United States government. Revenue on such contracts is recorded using the percentage-of-completion method measured on a cost-incurred basis. Changes in contract performance, contract conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Profit incentives are included in revenue when realization is assured.

Losses, if any, are recognized in full as soon as identified. Losses occur when the estimated direct and indirect costs to complete the contract exceed the unrecognized revenue on the contract. We evaluate the reserve for contract losses on a contract-by-contract basis. No losses have been incurred on any contracts to date.

All of our current and prior contracts with the government have been or are cost plus fixed fee type contracts. Under the terms of a cost plus fixed fee contract, the United States government pays us for actual allowable direct and indirect costs incurred in performing the contracted services. We are under no obligation to spend more than the contract value to complete the contracted services up to the value of the contract. Contract deliveries consist of monthly financial reports, periodic technical reports and any devices if they have been successfully fabricated. There are no contractual provisions for repayments of any amounts disbursed to date under these contracts. The United States government accounted for 95%, 95% and 99% of revenues for the years ended December 31, 2007, 2006, and 2005, respectively, and 95% and 100% of accounts receivable as of December 31, 2007 and 2006, respectively. Certain contracts awarded in one period may be partly performed in the next period.

Cost and estimated earnings in excess of billings on uncompleted contracts comprises amounts of revenue recognized on contracts that we have not yet billed to a customer because the amounts were not contractually billable at the balance sheet date. We were contractually able to bill 68%, 99%, and 89% of the balance at December 31, 2007, 2006, and 2005, respectively, within 45 days of the respective year end. Accounts are deemed past due based on payment terms. We write off delinquent accounts to the extent and at the time we deem them to not be recoverable. We recorded no bad debt expense for the years ended December 31, 2007, 2006 and 2005.

Revenue from product shipments is recognized in accordance with Staff Accounting Bulletin No. 104 “Revenue Recognition”. Revenue is recognized when there is sufficient evidence of an arrangement, the selling price is fixed or determinable and collection is reasonably assured. Revenue for product shipments is recognized upon acceptance of the product by the customer or expiration of the contractual acceptance period, after which there are no rights of return. Provisions are made for warranties at the time revenue is recorded. Warranty expense and the associated liability recorded was not material for any periods presented.

Property and Equipment - Property and equipment is stated at cost. We classify the net carrying values of property and equipment as held for sale when the assets are actively marketed, their sale is considered probable within one year and various other criteria relating to their disposition are met. We discontinue depreciation of the property and equipment at that time. In accordance with SFAS No. 144, we report expense of assets classified as held for sale in discontinued operation for all periods presented if we will sell the assets on terms where we have no continuing involvement after the sale. If active marketing ceases or the assets no longer meet the criteria to be classified as held for sale, we reclassify the assets as held for use and resume depreciation. Depreciation is computed over the estimated useful lives of the assets (two to five years) using the straight-line method. Leasehold improvements are depreciated over the shorter of estimated useful lives or the lease term. When fixed assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts and the resulting gains or losses are included in income from operations.

A summary of property and equipment at December 31, 2007 and 2006 follows:

	2007	2006
Computer equipment	$856,000	$729,000
Furniture and office equipment	201,000	147,000
Lab equipment	4,754,000	4,350,000
Leasehold improvements	3,938,000	3,875,000
	$9,749,000	$9,101,000
Less: Accumulated depreciation	(7,430,000)	(6,569,000)
	$2,319,000	$2,532,000

The above table has been amended to exclude the carrying value of Plexera assets that are now classified as Held for Sale (See Note 13 – Reclassifications (Discontinued Operations)).

Depreciation expense was $803,000, $761,000, and $1,162,000, for the years ended December 31, 2007, 2006, and 2005 respectively.

Restricted Investments– Restricted investments consist of $700,000 in satisfaction of the letter of credit provisions of our April 2006 facilities lease which has an initial term of five years. The investments consist of interest bearing cash accounts classified as long term due to the length of the lease commitment.

Valuation of Long-Lived Assets– We review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset, or group of assets. Generally, fair value will be determined using valuation techniques such as present value of expected future cash flows.

Research and Development – Research and development costs are expensed as incurred and include salaries, contractor fees, building costs, utilities, administrative expenses and allocation of corporate costs.

Fair Value of Financial Instruments – Our financial instruments include cash and cash equivalents, investment securities, government bonds, accounts receivable, accounts payable, and accrued liabilities. The carrying amounts of financial instruments approximate fair value due to their short maturities.

Income Taxes– We follow the liability method of accounting for income taxes. This liability method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Loss per Share – Basic net loss per share is calculated on the basis of the weighted-average number of common shares outstanding during the periods. Net loss per share assuming dilution is calculated on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all potentially dilutive securities, including common stock equivalents and convertible securities.

Basic and diluted net loss per share is the same because all potentially dilutive securities outstanding are anti-dilutive. Potentially dilutive securities not included in the calculation of diluted earnings per share include common stock options, common stock warrants and restricted stock units to purchase common stock for all periods presented. Total common stock options, common stock warrants, and restricted stock units issued not included in the calculation of diluted earnings per share were 4,612,202, 3,831,916, and 3,160,502, for the years ended December 31, 2007, 2006 and 2005, respectively.

As a result of the decision to cease Plexera operations, earnings or losses allocated to the Plexera segment are presented as discontinued operations in the accompanying consolidated financial statements.

Stock-based Compensation - We adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), Share-Based Payment , (“FAS 123R”) effective January 1, 2006 and have applied the provisions of Staff Accounting Bulletin No. 107 (“SAB 107”) issued by the SEC in March 2005. Prior to January 1, 2006, we accounted for stock-based employee compensation arrangements on the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and related amendments and interpretations and we accounted for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for a Convertible Instrument Granted or Issued to a Nonemployee for Goods or Services or a Combination of Goods or Services and Cash . We also complied with the disclosure provisions of FASB No. 123, Accounting for Stock-Based Compensation, which required fair value recognition for employee stock-based compensation.

We adopted FAS 123(R) using the modified prospective transition method. Under that transition method, compensation cost recognized in 2007 and 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FAS 123, and compensation cost for all share-based payments granted or modified subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123(R). We recorded $2,307,000 of stock-based compensation in operating expense for the year ended December 31, 2007, reducing our earnings per share by $0.12.

We elected to continue using the accelerated method of expense recognition pursuant to FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FIN 28”) as we used previously under the disclosure-only provisions of SFAS 123. Previously measured but unrecognized compensation expense for all unvested options outstanding as of January 1, 2006 and share-based payments granted subsequent to January 1, 2006, compensation expense, both based on the fair value on the date of grant, will be recognized on an accelerated basis over the requisite service period. Going forward, stock compensation expenses may increase as we issue additional equity-based awards to continue to attract and retain key employees.

We issue incentive awards to our employees through stock-based compensation consisting of stock options and restricted stock units (“RSU’s”). The value of RSU’s is determined using the fair value method at grant date. We continue to use the Black-Scholes option pricing model in determining the fair value of stock options, employing the following key assumptions. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We do not anticipate declaring dividends in the foreseeable future. Expected volatility is determined by blending the annualized daily historical volatility of our stock price commensurate with the expected life of the option with volatility measures used by comparable peer companies. Our stock price volatility and option lives involve management’s best estimates at that time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

FAS 123(R) also requires that we recognize compensation expense for only the portion of options or stock units that are expected to vest. Therefore, we apply estimated forfeiture rates that are derived from historical employee termination behavior. If the actual number of forfeitures differs from those we estimated, additional adjustments to compensation expense may be required in future periods. We may also modify the method in which we issue incentive awards to our employees through stock-based compensation in future periods. The impact of forfeitures on previously recognized compensation expense for unvested options at January 1, 2006, was immaterial; therefore, we have not recorded a cumulative effect adjustment related to the change in accounting principle.

Pro forma information for periods prior to the adoption of FAS 123R - The following table shows the pro forma effect on our net loss and net loss per share had compensation expense been determined based upon the fair value at the grant date for awards consistent with the methodology prescribed by SFAS 123 for the periods presented. The pro forma effect may not be representative of expense in future periods since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period, and additional options may be granted or options may be cancelled in future years:

For the year ended December 31, 2005
Net loss available to common shareholders, as reported	$(10,453,000)
Deduct: Stock-based employee compensation expense included in net loss available to common shareholders, as reported	384,000

Add: Total stock-based employee compensation expense determined under fair value-based method for all awards	(2,142,000)
Net loss available to common shareholders, pro forma	$(12,211,000)
Net loss per share, as reported (basic and diluted)	$(0.63)
Net loss per share, pro forma (basic and diluted)	$(0.74)

Recent Accounting Pronouncements In September of 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under the Statement, fair value measurements are disclosed by level within that hierarchy. While the Statement does not add any new fair value measurements, it does change current practice. Changes to practice include a requirement for an entity to include its own credit standing in the measurement of its liabilities and to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. The Statement is effective January 1, 2008 and is to be applied prospectively. In February 2008, the FASB issued Staff Positions No. 157-1 and No. 157-2 which partially defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities and remove certain leasing transactions from its scope. We are currently evaluating the impact that SFAS No. 157 will have on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.  SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  We do not expect our adoption of this new standard to have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)") which replaces FAS No.141, Business Combination. FAS 141(R) retains the underlying concepts of FAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but FAS 141(R) changed the method of applying the acquisition method in a number of significant aspects.   FAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies.  FAS 141(R) amends FAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FAS 141(R) would also apply the provisions of FAS 141(R).  Early adoption is not allowed. We are currently evaluating the effects, if any, that FAS 141(R) may have on our financial position, results of operations or cash flows.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”), which allows, under certain circumstances, the continued application of the simplified method, as discussed in SAB 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment. We believe we fit the criteria set forth in SAB 110 and continued to use the simplified method defined in SAB 107.

2. INVESTMENT SECURITIES-AVAILABLE FOR SALE

Investment securities with maturities of less than one year totaled $7,494,000 at December 31, 2007, and $15,788,000 at December 31, 2006. We estimate the fair value of our investment securities using readily available market information. All investment securities have been classified as available for sale and are carried at estimated fair value with unrealized gains and losses included as a component of accumulated other comprehensive income in shareholders’ equity. We had an unrealized gain on investment securities of $3,000, $19,000 and $127,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

We had no net realized gains or losses on investment securities for the years ended December 31, 2007, 2006 and 2005.

3. RELATED PARTY TRANSACTIONS

From inception until July 2004 we were a majority owned subsidiary of Microvision, Inc.. The percentage of common stock owned by Microvision, Inc. was 0.20%, 8.6%, and 27.6% for the years ended December 31, 2007, 2006 and 2005, respectively.

In 2006, we entered into a five year lease with an unrelated party to expand our current facilities which began April 7, 2006. We no longer have any agreements with Microvision other than certain purchase agreements pursuant to which we purchase certain electronic components at fair market value.

We did not purchase any products or services from Microvision in 2007. The following table reflects payments made to Microvision and for electronic components and other services under the former Microvision Agreement during the years ended December 31, 2006 and 2005:

	2006	2005
Electronic Components	$209,000	$-
Rent	99,000	323,000
Allocated Services	27,000	89,000
Fees	-	-
Total	$335,000	$412,000

4. ACCRUED LIABILITIES

Accrued liabilities, excluding liabilities of disposal group held for sale consist of the following at December 31:

	2007	2006

Employee and benefit-related liabilities	$434,000	$362,000
Compensated absences	127,000	94,000
Professional fees	460,000	190,000
License and royalty fees	30,000	34,000
Other	4,000	1,000
	$1,055,000	$681,000

  5. INCOME TAXES

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 became effective on January 1, 2007.

Historically, our tax provision for financial statement purposes and the actual tax returns have been prepared using consistent methodologies. There were no material unrecognized tax benefits as of January 1, 2007. At December 31, 2007, we had federal net operating loss (“NOL”) of approximately $23.7 million which will begin to expire in 2018 through 2027 and research and development (“R&D”) credit carryforwards of $1.6 million that begin to expire in 2019 through 2027 unless previously utilized. We have provided a 100% valuation allowance as of December 31, 2007, because realization of such tax benefits is uncertain. Due to our NOL carryforwards, any future adjustments to the unrecognized tax benefit will have no impact on our effective tax rate due to the valuation allowance which fully offsets all tax benefits. For the year ended December 31, 2007, there were no unrecognized tax benefits recorded. We do not expect the unrecognized tax benefit to change significantly during the next twelve months. Any interest and penalties incurred on the settlement of outstanding tax positions would be recorded as a component of interest expense. We had no accrued interest or penalties at the date of adoption as of the year ended December 31, 2007.

We file our tax returns as prescribed by the tax laws of the jurisdictions in which we operate. Our federal and state tax returns for the years 2000 through 2007 are subject to examination.

Deferred taxes consist of the following at December 31:

	2007	2006
Deferred income tax assets
Net operating loss carryforwards	$23,715,000	$18,949,000
R&D credit carryforwards	1,599,000	1,350,000
Other	1,664,000	1,282,000

Gross deferred tax assets	26,978,000	21,581,000
Less: valuation allowance	(26,978,000)	(21,581,000)

Net deferred tax asset	$-	$-

6. SHAREHOLDERS’ EQUITY

At December 31, 2007, our authorized capital consisted of 120 million shares of Common Stock, of which 3,000,000 shares are reserved for our 2000 Stock Option Plan and 3,500,000 shares are reserved for our 2004 Equity Incentive Plan. We also have 30,000,000 shares of authorized undesignated preferred stock, none of which have been issued.

Common Stock – On November 10, 2006, we issued 2,825,000 shares of our common stock at a purchase price of $6.00 per share for an aggregate purchase price of $16,950,000, before issuance costs of $1,259,000 and before warrants to purchase common stock issued to the placement agents with an approximate fair value of $714,000. The warrants issued to the placement agents in the private placement are exercisable any time over the next seven years at a price of $6.25 per share. In addition, we issued warrants to purchase 423,750 shares of common stock, with an approximate fair value of $1,898,000, to purchasers in the private placement which are exercisable at any time over the next five years at a price of $6.25 per share. The securities issued in the private placement were subsequently registered under the Securities Act of 1933, as amended (the “Securities Act”) in December 2006.

Dividends – No dividends on common stock have been declared from inception through December 31, 2007.

7.   STOCK OPTIONS

Description of Share-based Payment Plans -   In 2000, we adopted the 2000 Stock Option Plan (the “2000 Plan”). The 2000 Plan provided for the granting of stock options to our employees, consultants and non-employee directors. We reserved 3,000,000 shares of Class A Common Stock for issuance pursuant to the 2000 Plan. Following the adoption of the 2004 Equity Incentive Plan in July 2004, option issuances under the 2000 Stock Option Plan ceased. Grants, net of shares exercised and forfeited, under our 2000 Stock Option Plan totaled 740,980 and 752,669 at December 31, 2007 and 2006, respectively.

In July 2004, we adopted the 2004 Equity Incentive Plan (the “2004 Plan”). Awards under the Plan can be a combination of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units (including restricted stock units), performance awards, cash awards and other awards not described that are convertible into or otherwise based on the value of our stock. To date, stock option awards and restricted stock units have been granted under the Plan. Options under both the 2000 plan and the 2004 Plan may be exercisable for periods up to ten years. Options granted under either plan may be either Incentive Stock Options (“ISO’s”) or non-qualified stock options. The exercise price of an ISO cannot be less than 100% of the estimated fair value of the common stock at the date of grant. To date, options granted to employees generally vest over four years. Employee and non-employee grants, net of shares exercised and forfeited, under our 2004 Equity Incentive Plan totaled 2,408,176 and 1,628,701 at December 31, 2007 and 2006, respectively. Restricted stock units granted under our 2004 Equity Incentive Plan totaled 12,500 at December 31, 2007 and were fully vested at that date.

The 2004 Plan established an initial option pool of 2,000,000 shares plus an annual increase (i) 13.4% of the number of shares of Stock outstanding as of our immediately preceding fiscal year, or (ii) such lesser amount, if any, as the Board may determine. At December 31, 2007, there were 3,500,000 shares reserved for 2004 Plan grants. Our Board elected to limit the increase in the option share pools by 500,000 shares in 2008, bringing the shares in the pool to a total of 4,000,000.

Options under both the 2000 plan and the 2004 Plan may be granted for periods up to 10 years. Options granted under either plan may be either Incentive Stock Options (“ISOs”) or non-qualified stock options. The exercise price of an ISO cannot be less than 100% of the estimated fair value of the common stock at the date of grant. To date, options granted to employees generally vest over four years.

 Share-Based Compensation Expense -   The following table shows the share-based compensation expense related to employee, directors and third party grants for the periods presented:

	For the year ended
	December 31,
	2007	2006
Employees	$1,045,000	$829,000
Directors	734,000	479,000
Third Party	25,000	23,000
	$1,804,000	$1,331,000

Discontinued Operations	$503,000	$445,000

The following table reflects only employees and directors share-based compensation expense:

	For the year ended
	December 31,
	2007	2006
Component of:
Research and development expense	$257,000	$299,000
Marketing, general and administrative expense	1,522,000	1,009,000
	$1,779,000	$1,308,000

Discontinued Operations	$489,000	$425,000

Cash received from the exercise of options totaled $1,000, $1,285,000, and $437,000, for the years ended December 31, 2007, 2006 and 2005, respectively. Stock option modification expense of $103,000 was recorded in marketing, general and administrative expense during the year ended December 31, 2007, as a result of the departure of an executive employee. No tax benefit was recognized related to share-based compensation expense since we have never reported taxable income and have established a full valuation allowance to offset all of the potential tax benefits associated with our deferred tax assets. Additionally, no share-based compensation expenses were capitalized during the periods presented. As of December 31, 2007 there was approximately $1.7 million, net of estimated forfeitures, of total unrecognized compensation cost, the majority of which will be recognized over a weighted average period of 1.5 years.

Valuation assumptions - We determine the fair value of share-based payments using the Black-Scholes option pricing model which requires the use of several subjective variables including the risk free interest rate, the expected stock price volatility, the expected life of option grants which is impacted by actual and estimated forfeitures and option exercise behaviors and our expected dividend policies.

The weighted average risk-free rates are based on the U.S. Treasury yield curve in effect at the time of grant.   The weighted-average expected terms are calculated using the provisions of SAB 107, Share Based Payment. Expected volatility is determined by blending the annualized daily historical volatility of our stock price commensurate with the expected life of the option with volatility measures used by comparable peer companies.

We determined the fair value of employee stock options, employing the following key assumptions during each respective period:

	December 31,
	2007	2006	2005
Risk Free Interest Rate	3.44%-5.07%	4.39%-5.13%	3.55%-4.50%
Expected Life (in years)	6.25	6.25	5.60
Dividend Yield	0.0%	0.0%	0.0%
Volatility	70.0%	65.0%	83.0%

Share-based Payment Award Activity -   The following table summarizes the employee activity under our Option Plans for the year ended December 31, 2007.

	Shares	Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Life (Years)
Outstanding at December 31, 2006	2,291,790	$5.21		7.80
Granted:
Exercise price greater than Fair Value	1,073,700	$4.32	$2.90
Forfeited	(294,614)	$4.57
Exercised	(500)	$2.00
Outstanding at December 31, 2007	3,070,376	$4.96		7.32

Vested and expected to Vest at December 31, 2007	3,016,695	$5.28		6.72

Exercisable at December 31, 2007	1,728,348	$5.51		6.28

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for all employee options that were in-the-money at December 31, 2007.

The weighted average grant date fair value of options granted to employees was $2.90, $2.50 and $3.56 for the years ended December 31, 2007, 2006 and 2005, respectively. The aggregate intrinsic value of employee stock options exercised during the year ended December 31, 2007, 2006, and 2005 was $1,000, $1,426,000, and $384,000, respectively, determined as of the date of option exercise. The aggregate intrinsic value, at December 31, 2007 and 2006, respectively, for employee options outstanding were $171,000 and $3,680,000 and for employee options exercisable were $162,000, and $1,536,000. The aggregate fair value of employee stock options vested during the years ended December 31, 2007, 2006 and 2005 was $1,607,000, $1,493,000, and $1,312,000, respectively. As of December 31, 2007 there was approximately $1.7 million, net of estimated forfeitures, of total unrecognized compensation cost, the majority of which will be recognized over a weighted average period of 1.5 years.

Our estimated forfeiture rate for the year ended December 31, 2007 and 2006 is 4%.

Non-Employee Options – We account for non-employee options under the provisions of EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services ". The fair values of options issued to non-employees are re-measured at each balance sheet date through the period of the non-employee's performance, generally the vesting period. The weighted average risk-free rates are based on the U.S. Treasury yield curve in effect at the time of grant.   The expected terms used equals the contractual term of the option.   Expected volatility is determined by blending the annualized daily historical volatility of our stock price commensurate with the expected life of the option with volatility measures used by comparable peer companies.  We determined the grant date fair value of non-employee stock options, employing the following key assumptions during each respective period:

	December 31,
	2007	2006
Risk Free Interest Rate	4.04%-5.03%	4.64%-5.15%
Expected Life (in years)	10	10
Dividend Yield	0.0%	0.0%
Volatility	70.0%	65.0%

We had no grants to non-employees during 2005.

Share-based Payment Award Activity – The following table summarizes the non-employee activity under our Option Plans for the year ended December 31, 2007.

				Weighted-
			Weighted-	Average
		Weighted-	Average	Remaining
		Average	Grant Date	Contractual
	Shares	Exercise Price	Fair Value	Life (Years)
Outstanding at December 31, 2006	89,580	$7.50		3.60
Granted:
Exercise price greater than Fair Value	19,200	$4.42	$3.49
Forfeited	(30,000)	$6.29
Exercised	-	$-
Outstanding at December 31, 2007	78,780	$7.21		5.55

Exercisable at December 31, 2007	74,405	$7.37		5.33

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for all non-employee options that were in-the-money at December 31, 2007.

The weighted average grant date fair value of options granted to non-employees was $3.49 and $2.54 for the years ended December 31, 2007 and 2006, respectively. The aggregate intrinsic value of non-employee stock options exercised during the year ended December 31, 2006, and 2005 was $528,000 and $126,000, respectively, determined as of the date of option exercise. We had no non-employee exercises during 2007. The aggregate intrinsic value, at December 31, 2006, for non-employee options outstanding was $45,000. No options outstanding as of December 31, 2007, were in the money. The aggregate intrinsic value of non-employee options exercisable was $35,000 for 2006. No options exercisable as of December 31, 2007, were in the money. The aggregate fair value of non-employee stock options vested during the years ended December 31, 2007, 2006 and 2005 was $49,000, $40,000, and $232,000, respectively. All options outstanding are expected to vest. As of December 31, 2007 there was approximately $11,000 of total unrecognized total compensation cost, all of which will be recognized by the end of the first quarter of 2008.

8. WARRANTS

In April 2004, we issued warrants to purchasers of our convertible promissory notes for an aggregate of 115,000 shares of common stock at an exercise price of $7.20 per share. The value of the warrants granted, which are exercisable through April 21, 2009, was estimated to be approximately $344,000 using the Black-Scholes option pricing model. The relative fair value of the warrants of $301,000 was treated as a debt issuance cost and amortized to interest expense over the one-year term of the debt.

In July 2004, we issued to the underwriters in our initial public offering warrants to purchase a total of 600,000 shares of our common stock at a purchase price of $8.34. The warrants are exercisable through July 28, 2009. These warrants were treated as a cost of raising capital. Microvision holds a warrant to purchase a total of 170,546 shares of common stock at an exercise price of $8.80 per share. The warrant was originally issued in lieu of interest payments due on a convertible note. The warrant, all of which was outstanding at December 31, 2007, expires in March 2011.

In November 2006, in connection with our common stock financing, we issued warrants to purchase a total of 565,000 shares of common stock to purchasers and placement agents exercisable at price of $6.25 per share over five and seven years, respectively. The relative fair value of the warrants issued as partial compensation to the placement agents and exercisable over seven years, were estimated to be approximately $714,000 using the Black-Scholes option pricing model with the following assumptions; dividend yield of 0%; risk-free interest rate of 4.47% and an expected volatility of 59%. The relative fair value of the warrants to purchasers, which are exercisable over five years, were estimated to be approximately $1,898,000 using the Black-Scholes option pricing model employing the following assumptions; dividend yield of 0%; risk-free interest rate 4.47% and an expected volatility of 59%. We assessed the classification of the warrants in accordance with EITF-00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, and determined the warrants qualify for equity classification.

 9. COMMITMENTS AND CONTINGENCIES

Agreements with the University of Washington – In October 2000, we entered into a license agreement (the “License Agreement”) and a research agreement (the “Sponsored Research Agreement” or the “SRA”) with the University of Washington (the “UW”). The License Agreement grants us rights to certain intellectual property including technology being developed under the sponsored Research Agreement whereby we have a royalty-bearing license to make, sell or sublicense the licensed technology. Under the terms of the License Agreement, we are also required to pay certain costs related to filing and processing of patents and copyrights related to the agreements. Additionally, we are required to pay certain ongoing royalty payments at a minimum of $75,000 per annum until we elect to cancel the license. We have not made any royalty payments to date in excess of these minimums. These payments have been expensed as incurred.

Helix Biopharma/Sensium - We have a licensing agreement with Sensium Technologies, Inc., a subsidiary of Helix BioPharma, which gives us an exclusive worldwide royalty bearing license in our field of business to a number of patents and the related technology for use in our KxArray™ technology. Under the terms of the agreement, we paid $250,000 in license fees, half of which we paid upon signing in January 2005 and half in February 2006. We also paid a $125,000 in technology transfer fees during the first half of 2005. The Sensium licensing agreement contains minimum royalty provisions totaling $50,000 for the first royalty year, $100,000 for the second royalty year, $150,000 for the third royalty year and $200,000 thereafter until we elect to cancel the license. Our license exclusivity is based upon achieving certain minimum revenues by the fourth royalty year. The agreement also calls for a payment of $200,000 to Sensium upon the issuance of the latter of two patent applications, neither of which have been used.

Arizona Microsystems - We have a licensing agreement with Arizona Microsystems. Under the terms of the agreement we are required to pay a license fee of $10,000 per annum until we elect to cancel the license.

Lease Commitments - We subleased our corporate facilities from Microvision at a base rate of approximately $25,000 per month, plus common area charges through April 6, 2006. We signed a five year lease to expand our current facilities which began April 7, 2006. Tenant improvements were substantially complete at December 31, 2006, expanding our facilities to approximately 32,175 square feet of space located in the same building we currently occupy. The total of the minimum rental payments over the life of the initial lease term is approximately $2.5 million. We have an option to extend our new lease for one additional five year period. We had no other significant operating or capital leases at December 31, 2007. The following table shows our lease commitment:

	2008	2009	2010	2011	2012	There-after
Contractual Obligations:
Building Lease	$514,000	$530,000	$547,000	$138,000	$-	$-
Operating leases	18,000	7,000	-	-	-	-
Total †	$532,000	$537,000	$547,000	$138,000	$-	$-

† Royalty and license obligations as described above are excluded from the contractual commitments table as they are cancelable at our discretion.

Total rent expense was $558,000, $495,000 and $369,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Claims and Litigation – We are subject to various claims and pending or threatened lawsuits in the normal course of business. We are not currently party to any legal proceedings that management believes the adverse outcome of which would have a material adverse effect on our financial position, results of operations or cash flows.

10. RETIREMENT SAVINGS PLAN

In 2004, we established a retirement savings plan (the “Plan”), which qualifies under the Internal Revenue Code Section 401(k) and covers all qualified employees. The Plan allows us to match 50% of an employee’s contribution to the Plan up to a maximum 6% of the employee’s base salary. During 2007, 2006, and 2005 we contributed $92,000, $69,000, and $57,000, respectively, to the Plan under the matching program.

11. SEGMENT INFORMATION

Prior to March 2006, we operated our business as a single segment. We changed our organizational structure during March 2006, creating two distinct business segments to exploit opportunities we are pursuing, Electro-optics and Bioscience. Periods prior to March 2006 have been revised to reflect our best estimates of segment activity as if they had been in existence during the comparative periods.

Effective July 1, 2007, we contributed substantially all of the assets of our Bioscience segment to a newly formed wholly-owned subsidiary company. Plexera was formed to further clarify the purpose, business and funding requirements and market opportunities for both Lumera and Plexera. The establishment of Plexera had no current impact on the consolidated operating results of Lumera.

We managed our business through two distinct segments: Electro-Optics and Bioscience (“Plexera”). In May 2008, we committed to a plan to sell or otherwise dispose of the assets and intellectual property of Plexera (See Note 13 – Reclassifications (Discontinued Operations)). Revenue and operating loss amounts in this section are presented on a basis consistent with accounting principles generally accepted in the United States of America and include certain allocations attributable to each segment. Segment information in the financial statements is presented on a basis consistent with our internal management reporting. Certain corporate level expenses have been excluded from our segment operating results and are analyzed separately.

Identifiable assets by segment are not used in the Chief Operating Decision Makers’ analysis and have been excluded. Depreciation is allocated to each segment based on management’s estimate of property and equipment. The revenues and operating loss by reportable segment are as follows:

	For the years ended
	December 31,
	2007	2006	2005
Revenue
Electro-optics Segment	$2,774,000	$3,237,000	$1,500,000
Total	$2,774,000	$3,237,000	$1,500,000

Discontinued Operations	$-	$119,000	$9,000

Operating Loss
Electro-optics Segment	$(3,597,000)	$(3,097,000)	$(4,254,000)
Corporate Expense	(7,743,000)	(5,479,000)	(4,264,000)
Total Loss from Continuing Operations	$(11,340,000)	$(8,576,000)	$(8,518,000)

Loss from Discontinued Operations	$(5,710,000)	$(4,383,000)	$(2,590,000)

Depreciation
Electro-optics Segment	$360,000	$489,000	$969,000
Corporate Expense	443,000	272,000	193,000
Total from Continuing Operations	$803,000	$761,000	$1,162,000

Depreciation on Assets Held for Sale	$37,000	$30,000	$8,000

12. SUBSEQUENT EVENTS

Investment in Equity of Asyrmatos Inc.
On February 20, 2008, we entered into an agreement with Asyrmatos, Inc, a privately held Boston-based company, pursuant to which we transferred our intellectual property, other assets related to millimeter wave communication technologies and $500,000 in cash. In consideration for the transfer, we acquired shares of Class L Preferred Stock (the “Class L Preferred”) which represent 25% of the current outstanding preferred and common shares of Asyrmatos and we received an option to acquire all of the outstanding stock of Asyrmatos, Inc. in 2012. The Class L Preferred, which possess certain voting rights and liquidation preferences, are convertible into Series A Preferred Stock (the “Series A Preferred”) upon the completion of a financing round representing a minimum of $5.5 million in equity capital in the aggregate. The Class L Preferred shall be convertible into the number of shares of Series A Preferred Stock that represents 25% of the total number of shares of the then total outstanding capital stock of the Company (including outstanding options and warrants) on a fully diluted basis.

Agreement with Kingsbridge Capital
On February 21, 2008, we entered into a three-year $25 million Committed Equity Financing Facility (the “CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”). Under the CEFF, subject to certain conditions and limitations, we may require Kingsbridge to purchase up to 10 million shares or $25 million of our common stock, whichever is less, at a predetermined discount allowing us to raise capital in amounts and intervals that we deem suitable. We are not obligated to sell any of the $25 million of common stock available under the CEFF, and there are no minimum commitments or minimum use penalties. The CEFF does not contain any restrictions on our operating activities. We are required to file a registration statement with respect to the resale of shares issued pursuant to the CEFF and underlying the warrant within 60 days of entering into the CEFF, and to use commercially reasonable efforts to have such registration statement declared effective by the Securities and Exchange Commission within 180 days of our entry into the CEFF. In connection with the CEFF we issued Kingsbridge a warrant (the “Warrant”) to purchase 180,000 shares of our common stock at an exercise price of $3.00 per share. The Warrant is exercisable beginning six months after the date of grant and for a period of five years after it becomes exercisable.

13. RECLASSIFICATIONS (Discontinued Operations)

Subsequent to the filing of our annual report on Form 10-K on March 17, 2008, as amended with Amendment No. 1 on March 27, 2008, in May 2008, the Company committed to a plan to sell or otherwise dispose of the assets and intellectual property of its Plexera business. Substantially all the assets of Plexera will be included in the sale and will consist primarily of intellectual property and certain property and equipment.

In accordance with SFAS No. 144, the disposal of assets constitute a component of the entity and have been accounted for as discontinued operations and accordingly, the assets and liabilities have been segregated in the accompanying consolidated balance sheet and classified as assets held for sale and current liabilities of disposal group held for sale. The operating results relating to these assets held for sale have been reclassified from continuing operations and reported as discontinued operations in the accompanying consolidated statements of operations.

Current liabilities of disposal group held for sale consist of the following at December 31:

	2007	2006
Accounts Payable	$454,000	$162,000
Employee and benefit-related liabilities	228,000	146,000
Compensated absences	60,000	45,000
Professional fees	27,000	11,000
License and royalty fees	100,000	-
Other	10,000	10,000
Accrued liabilities of disposal group held for sale	$879,000	$374,000

The effect of the reclassification represents a $5,710,000, or 36% and $4,383,000, or 36% and a $2,590,000, or 25%, decrease in our previously reported net loss from continuing operations for the years ended December 31, 2007, 2006 and 2005, respectively. As a result of the foregoing, all related notes to the consolidated financial statements for the year ended December 31, 2007 have been amended. There is no effect on the Company’s previously reported net income, financial condition or cash flows.

14. SUBSEQUENT EVENTS (UNAUDITED)

Proposed Merger with GigOptix LLC
On March 27, 2008, we announced that we had signed a definitive agreement (the “Merger Agreement”) to merge with GigOptix, LLC (“GigOptix”). The Merger Agreement has been unanimously approved by the boards of directors of both companies. Upon completion of the merger, which is subject to the terms and conditions of the Merger Agreement and which shall be treated as a tax free reorganization, existing securities holders of each company will own approximately 50% of the outstanding securities of GigOptix, Inc., including options and warrants. The common shares of GigOptix, Inc. are expected to trade on the NASDAQ Global Market under the ticker symbol “GIGX”.

Consummation of the merger, which requires the approval of our stockholders, is subject, among other things, to the effectiveness of the Form S-4 registering GigOptix, Inc.’s common stock to be issued to our stockholders in the Lumera Merger (as defined in the Merger Agreement), the listing of said stock on the NASDAQ Global Market and the cessation of Plexera’s business.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants (i) to conduct each respective business in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period. As a condition of closing, we must have net working capital of at least $6 million as of the closing date, subject to reduction if the closing date occurs after June 30, 2008. Subsequent to the sale of 4 million of our common shares which we completed on July 16, 2008, we believe that we will meet the minimum working capital requirement of the Merger Agreement without the need to raise additional capital.

Under the provisions of SFAS No. 141 (“SFAS No. 141”), Business Combinations, GigOptix will be deemed the acquiring entity for purposes of applying the purchase method of accounting. Accordingly, we must expense our legal, financial advisory, printing and other expenses associated with the proposed transaction. We have an additional financial advisory fee commitment totaling $750,000 due only upon completion of the merger.

Business Restructuring
In March 2008, the Company elected to exit its Bioscience business, ceasing further investment in Plexera and to take other corporate cost savings measures. The Company took certain immediate actions to reduce cash expenditures including reducing its overall workforce and cancelling or postponing certain contractual commitments outside of exiting Plexera.

 Equity Financing
On July 16, 2008, we sold 4 million shares of our common stock and warrants to purchase an additional 2 million shares through a registered direct offering, for net proceeds of approximately $2.8 million, after deducting offering fees and expenses. The shares and warrants were offered pursuant to the Company's effective shelf registration statement that was previously filed on Form S-3 with the Securities and Exchange Commission. We intend to use the net proceeds from this offering for general corporate purposes and to meet minimum working capital requirements under the conditions of the previously announced proposed merger with GigOptix. For each share of common stock purchased in the offering, the investor was also issued warrants to purchase 0.50 shares of common stock for a combined issue price of $0.76 per unit, before deducting offering fees and expenses. The shares of common stock and warrants are immediately separable and were issued separately. The warrants have an exercise price of $0.76 per share, subject to adjustment, have a five-year term, and are not exercisable prior to six months after issuance.

NASDAQ notifications
In a letter from the NASDAQ Stock Market received May 16, 2008, the Company was informed that it was out of compliance with the $10 million minimum stockholders’ equity requirement for continued listing on the NASDAQ Global Market set forth in Marketplace Rule 4450(a)(3). The letter asked for the Company’s specific plan to achieve and sustain compliance with the aforementioned listing standard. On July 16, 2008 the Company sold 4 million shares of its common stock and warrants to purchase an additional 2 million shares of its common stock directly to institutional investors pursuant to the Company's effective shelf registration statement, with net proceeds of approximately $2.8 million, after deducting offering fees and expenses. With the completion of our July 2008 stock offering, we believe that we satisfy the minimum stockholders’ equity requirements as of August 1, 2008. The NASDAQ will continue to monitor our ongoing compliance with the minimum stockholders’ equity requirement and if, at the time of our report on Form 10-Q quarter ended September 30, 2008 we do not provide evidence of compliance, we may become subject to delisting.

In a letter from the NASDAQ Stock Market dated August 14, 2008, the Company was informed that as indicating that the bid price of its common stock has closed below the minimum $1.00 per share for the prior 30 consecutive business days requirement for continued inclusion under Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), Lumera has been provided 180 calendar days, or until February 10, 2009, to regain compliance. The Company will achieve compliance if the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of ten consecutive business days before February 10, 2009. This notification has no immediate effect on the listing of or the ability to trade Lumera’s common stock on the NASDAQ Global Market nor will it impact the previously announced proposed merger with GigOptix.

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table represents certain unaudited quarterly financial information for the years ended December 31, 2007 and 2006, as amended to reflect the results of Plexera as discontinued operations (See Note 13 – Reclassifications (Discontinued Operations)). As a result, we have made the appropriate reclassification adjustments to our previously issued financial statements for the quarters ended March 31, June 30, September 30 and December 31, 2007 and 2006. In our opinion, this information has been prepared on the same basis as the financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the unaudited quarterly results of operations set forth herein.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in thousands, except per share data)

Total Revenue
2007	$860	$934	$624	$356	$2,774
2006	$503	$558	$1,018	$1,158	$3,237
Gross Profit
2007	$417	$450	$280	$121	$1,268
2006	$245	$213	$457	$517	$1,432

Net Loss from Continuing Operations
2007	$(1,722)	$(2,188)	$(3,214)	$(3,122)	$(10,246)
2006	$(2,246)	$(2,065)	$(1,610)	$(1,814)	$(7,735)

Loss from Discontinued Operations
2007	$(974)	$(1,155)	$(1,617)	$(1,964)	$(5,710)
2006	$(874)	$(1,109)	$(1,088)	$(1,312)	$(4,383)

Basic and diluted net loss per share - Continuing operations
2007	$(0.09)	$(0.11)	$(0.16)	$(0.16)	$(0.51)
2006	$(0.13)	$(0.12)	$(0.10)	$(0.09)	$(0.45)

Basic and diluted net loss per share - Discontinued operations
2007	$(0.05)	$(0.06)	$(0.08)	$(0.10)	$(0.29)
2006	$(0.05)	$(0.07)	$(0.06)	$(0.07)	$(0.25)

Basic and diluted net loss per share - Total
2007	$(0.13)	$(0.17)	$(0.24)	$(0.25)	$(0.80)
2006	$(0.19)	$(0.19)	$(0.16)	$(0.17)	$(0.70)

Quarterly and annual earnings per share are calculated independently, based on the weighted average number of shares outstanding during the periods.

LUMERA CORPORATION

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charges to	Charges		Balance at
	Beginning of	Costs	to		End of
	Fiscal	and	Other		Fiscal
	Year	Expenses	Accounts	Deductions	Period
Year ended December 31, 2005
Tax valuation allowance	$13,735,000	$3,729,000	$-	$-	$17,464,000
Year ended December 31, 2006
Tax valuation allowance	$17,464,000	$4,117,000	$-	$-	$21,581,000
Year ended December 31, 2007
Tax valuation allowance	$21,581,000	$5,397,000	$-	$-	$26,978,000